                                                                   EXHIBIT 11.1

                             SILICON GAMING, INC.

                STATEMENT OF COMPUTATION OF NET LOSS PER SHARE

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                    NINE-MONTHS
                                           YEAR ENDED   YEAR ENDED     ENDED
                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1997         1996         1995
                                          ------------ ------------ ------------
Net loss................................. $ (22,986)   $ (13,634)    $(3,974)
                                          =========    =========     =======
Weighted average common shares
 outstanding (1).........................    11,418        6,433       2,065
Weighted average shares subject to
 repurchase..............................       752        1,069         370
                                          ---------    ---------     -------
Shares used in computation...............    10,666        5,364       1,695
                                          =========    =========     =======
Basic and diluted net loss per share (1). $    2.16    $    2.54     $  2.34
                                          =========    =========     =======
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(1) See Note 1 of Notes to Consolidated Financial Statements for an
    explanation of the method used to determine the number of shares used in the computation of net loss per share. Amounts have been restated to comply with Statement of Financial Accounting Standards No. 128, "Earnings
    per share."